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                                                                    Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2005 relating to the consolidated financial statements and our report dated May 2, 2005 relating to management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Carrizo Oil & Gas, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004, as amended by Form 10-K/A. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
July 12, 2005